Exhibit 99.1
Nordstrom Reports First Quarter 2024 Earnings
•Strong sales growth at both banners during first quarter
•Nordstrom Rack net sales up double-digits, with comparable sales up 8 percent
•Gross profit constrained due to timing and other factors
•Reaffirms fiscal 2024 outlook
SEATTLE – May 30, 2024 – Nordstrom, Inc. (NYSE: JWN) today reported a first quarter net loss of $39 million, or loss per share of $0.24, and loss before interest and taxes of $21 million.
For the first quarter ended May 4, 2024, net sales increased 5.1 percent versus the same period in fiscal 2023, and total Company comparable sales increased 3.8 percent. Gross merchandise value (“GMV”) increased 4.9 percent. First quarter net sales include a 75 basis point negative impact from the wind-down of Canadian operations. During the quarter, Nordstrom banner net sales increased 0.6 percent and comparable sales increased 1.8 percent. Net sales for Nordstrom Rack increased 13.8 percent and comparable sales increased 7.9 percent.
“The positive sales growth we saw across the company in the first quarter is very encouraging, and we’re particularly excited about the progress that our Rack banner is making,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “While we’re pleased with our topline growth, profitability fell short of our expectations. Looking ahead, our strong sales performance gives us momentum heading into the rest of the year and the confidence to reaffirm our 2024 guidance.”
In the first quarter, active, kids’ apparel and women’s apparel had strong double-digit growth versus 2023, and beauty increased by high single-digits.
“We’re set up well going forward in regards to the health of our inventory, both in managing levels and providing compelling content with good sell-through,” said Pete Nordstrom, president of Nordstrom, Inc. “As we reflect on the legacy that our dad left behind, we’ve been reminded of his firmly held and consistent values—especially his commitment to serving our customers. Those values have been integral to Nordstrom’s growth, and they remain at the core of the decisions we make as a company. We want to thank our teams for bringing our values to life as we stay focused on our priorities for 2024.”
As previously announced, on May 22, 2024, the board of directors declared a quarterly cash dividend of $0.19 per share, payable on June 19, 2024, to shareholders of record at the close of business on June 4, 2024.
FIRST QUARTER 2024 SUMMARY
•Total Company net sales increased 5.1 percent and comparable sales increased 3.8 percent compared with the same period in fiscal 2023. GMV increased 4.9 percent. The wind-down of Canadian operations had a negative impact on total Company net sales of 75 basis points, as the first quarter of 2023 included one month of Canadian sales.
•Nordstrom banner net sales increased 0.6 percent and comparable sales increased 1.8 percent compared with the same period in fiscal 2023. GMV increased 0.3 percent. The wind-down of Canadian operations had a negative impact on Nordstrom banner net sales of 110 basis points.
•Nordstrom Rack banner net sales increased 13.8 percent and comparable sales increased 7.9 percent compared with the same period in fiscal 2023.
•Digital sales decreased 0.2 percent compared with the same period in fiscal 2023. Digital sales represented 34 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 31.6 percent decreased 225 basis points compared with the same period in fiscal 2023. The strength in first quarter sales drove strong gross profit and leverage, which were more than offset primarily by timing matters related to both higher loyalty activity and reserves, as well as external theft in the Company’s transportation network and inventory cleanup in the Company’s supply chain as facilities are consolidated.
•Ending inventory decreased 6.3 percent compared with the same period in fiscal 2023, versus a 5.1 percent increase in sales.
•Selling, general and administrative expenses, as a percentage of net sales, of 35.8 percent decreased 20 basis points compared with the same period in fiscal 2023, primarily due to leverage on higher sales and improvements in variable costs in supply chain and across the business, partially offset by higher labor costs.

•Loss before interest and taxes was $21 million in the first quarter of 2024, compared with loss before interest and taxes of $259 million during the same period in fiscal 2023. Adjusted earnings before interest and taxes (“EBIT”) of $50 million in the first quarter of 2023 excluded one-time charges of $309 million related to the wind-down of Canadian operations.1
•Interest expense, net, of $27 million decreased from $28 million during the same period in fiscal 2023.
•Income tax benefit was $9 million, or 17.5 percent of pretax loss, compared with income tax benefit of $82 million, or 28.6 percent of pretax loss, in the same period in fiscal 2023. The effective tax rate decreased in the first quarter of 2024, compared with the same period in fiscal 2023, primarily due to nonrecurring tax benefits related to the wind-down of Canadian operations in 2023. Excluding the impacts of the Canada wind-down, the rate decrease was due to the impact of unfavorable stock-based compensation on pretax loss in 2024, compared with pretax earnings in 2023.
•The Company ended the first quarter with $1.2 billion in available liquidity, including $428 million in cash. The Company strengthened its financial position in April by retiring the $250 million notes that were due using cash on hand.
STORES UPDATE
During and subsequent to the first quarter of 2024, the Company opened nine stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Pinole, CA	Pinole Vista Crossing	23	March 7, 2024
Snellville, GA	Presidential Markets	35	March 7, 2024
Kennesaw, GA	Barrett Place	25	March 21, 2024
Macedonia, OH	Macedonia Gateway	28	April 11, 2024
Gilroy, CA	Gilroy Crossing	25	April 25, 2024
Jacksonville Beach, FL	South Beach Regional	30	May 2, 2024
Queen Creek, AZ	Queen Creek Marketplace	28	May 16, 2024
Elk Grove, CA	The Ridge Elk Grove	25	May 30, 2024
Wheaton, IL	Danada Square East	29	May 30, 2024

1Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company has also announced plans to open the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Oceanside, CA	Pacific Coast Plaza	31	June 6, 2024
Bay Shore, NY	Gardiner Manor Mall	24	June 13, 2024
San Mateo, CA	Bridgepointe Shopping Center	36	Fall 2024
San Diego, CA	Clairemont Town Square	26	Fall 2024
Mason, OH	Deerfield Towne Center	30	Fall 2024
San Antonio, TX	Bandera Pointe	25	Fall 2024
Mooresville, NC	Mooresville Crossing	28	Fall 2024
Franklin, TN	Cool Springs Market	24	Fall 2024
Noblesville, IN	Hamilton Town Center	25	Fall 2024
Omaha, NE	Village Pointe	30	Fall 2024
Houston, TX	Meyerland Plaza	34	Fall 2024
Fort Myers, FL	Bell Tower	31	Fall 2024
Raleigh, NC	Triangle Town Place	32	Fall 2024
Davis, CA	The Davis Collection	25	Spring 2025
Matthews, NC	Sycamore Commons	25	Spring 2025
Geneva, IL	Randall Square	25	Spring 2025
Manalapan Township, NJ	Manalapan Commons	26	Spring 2025
Apple Valley, MN	Fischer Marketplace	30	Spring 2025

The Company had the following store counts as of quarter-end:

	May 4, 2024	April 29, 2023
Nordstrom
Nordstrom	93	94
Nordstrom Local service hubs	6	7
ASOS | Nordstrom	—	1
Nordstrom Rack
Nordstrom Rack	264	243
Last Chance clearance stores	2	2
Total	365	347

Gross store square footage	26,425,000	26,259,000
FISCAL YEAR 2024 OUTLOOK
The Company reaffirmed its financial outlook for fiscal 2024:
•Revenue range, including retail sales and credit card revenues, of 2.0 percent decline to 1.0 percent growth versus the 53-week fiscal 2023, which includes an approximately 135 basis point unfavorable impact from the 53rd week
•Comparable sales range of 1.0 percent decline to 2.0 percent growth versus 52 weeks in fiscal 2023
•EBIT margin of 3.5 to 4.0 percent of sales
•Income tax rate of approximately 27 percent
•Earnings per share (“EPS”) of $1.65 to $2.05, excluding the impact of share repurchase activity, if any

CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss first quarter 2024 financial results and fiscal 2024 outlook at 4:45 p.m. EDT today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13746681, until the close of business on June 6, 2024.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our interconnected model enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, and our Form 10-Q for the fiscal quarter ended May 4, 2024, to be filed with the SEC on or about June 7, 2024. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the wind-down of business operations in Canada as well as the effect of the Company’s announcement of the exploration of possible avenues to enhance shareholder value and the formation of a special committee of the board of directors to consider any proposal which might be brought forward by members of the Nordstrom family to take the Company private. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules. This earnings release includes references to websites, website addresses and additional materials, including reports and blogs, found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this earnings release are not incorporated by reference into this earnings release or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only. The information on those websites is not part of this earnings release.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 4, 2024	April 29, 2023
Net sales	$3,221	$3,064
Credit card revenues, net	114	117
Total revenues	3,335	3,181
Cost of sales and related buying and occupancy costs	(2,203)	(2,028)
Selling, general and administrative expenses	(1,153)	(1,103)
Canada wind-down costs	—	(309)
Loss before interest and income taxes	(21)	(259)
Interest expense, net	(27)	(28)
Loss before income taxes	(48)	(287)
Income tax benefit	9	82
Net loss	($39)	($205)

Loss per share:
Basic	($0.24)	($1.27)
Diluted	($0.24)	($1.27)

Weighted-average shares outstanding:
Basic	163.2	160.8
Diluted	163.2	160.8

Percent of net sales:
Gross profit	31.6%	33.8%
Selling, general and administrative expenses	35.8%	36.0%
Loss before interest and income taxes	(0.6%)	(8.5%)

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 4, 2024	February 3, 2024	April 29, 2023
Assets
Current assets:
Cash and cash equivalents	$428	$628	$581
Accounts receivable, net	361	334	279
Merchandise inventories	2,095	1,888	2,237
Prepaid expenses and other current assets	334	286	414
Total current assets	3,218	3,136	3,511

Land, property and equipment (net of accumulated depreciation of $8,391, $8,251 and $8,133)	3,130	3,177	3,197
Operating lease right-of-use assets	1,373	1,359	1,393
Goodwill	249	249	249
Other assets	506	523	478
Total assets	$8,476	$8,444	$8,828

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,471	$1,236	$1,674
Accrued salaries, wages and related benefits	302	244	246
Current portion of operating lease liabilities	245	240	249
Other current liabilities	1,117	1,102	1,236
Current portion of long-term debt	—	250	249
Total current liabilities	3,135	3,072	3,654

Long-term debt, net	2,614	2,612	2,608
Noncurrent operating lease liabilities	1,379	1,377	1,406
Other liabilities	512	535	609

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 163.6, 162.4 and 161.4 shares issued and outstanding	3,437	3,418	3,372
Accumulated deficit	(2,609)	(2,578)	(2,824)
Accumulated other comprehensive gain	8	8	3
Total shareholders’ equity	836	848	551
Total liabilities and shareholders’ equity	$8,476	$8,444	$8,828

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 4, 2024	April 29, 2023
Operating Activities
Net loss	($39)	($205)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expenses	153	144
Canada wind-down costs	—	220
Right-of-use asset amortization	46	43
Deferred income taxes, net	(5)	(16)
Stock-based compensation expense	18	14
Other, net	(8)	(25)
Change in operating assets and liabilities:
Merchandise inventories	(147)	(296)
Other current and noncurrent assets	(55)	(112)
Accounts payable	165	301
Accrued salaries, wages and related benefits	57	(39)
Lease liabilities	(63)	(67)
Other current and noncurrent liabilities	17	54
Net cash provided by operating activities	139	16

Investing Activities
Capital expenditures	(91)	(106)
Decrease in cash and cash equivalents resulting from Canada deconsolidation	—	(33)
Proceeds from the sale of assets and other, net	9	16
Net cash used in investing activities	(82)	(123)

Financing Activities
Principal payments on long-term debt	(250)	—
Change in cash book overdrafts	23	29
Cash dividends paid	(31)	(30)
Proceeds from issuances under stock compensation plans	7	11
Other, net	(6)	(9)
Net cash (used in) provided by financing activities	(257)	1

Net decrease in cash and cash equivalents	(200)	(106)
Cash and cash equivalents at beginning of period	628	687
Cash and cash equivalents at end of period	$428	$581

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net loss. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT margin is net earnings as a percent of net sales. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is diluted EPS.
Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net loss to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended
	May 4, 2024	April 29, 2023
Net loss	($39)	($205)
Income tax benefit	(9)	(82)
Interest expense, net	27	28
Loss before interest and income taxes	(21)	(259)
Canada wind-down costs	—	309
Adjusted EBIT	(21)	50
Depreciation and amortization expenses	153	144
Amortization of developer reimbursements	(15)	(17)
Adjusted EBITDA	$117	$177

Net sales	$3,221	$3,064
Net loss as a % of net sales	(1.2%)	(6.7%)
EBIT margin %	(0.6%)	(8.5%)
Adjusted EBIT margin %	(0.6%)	1.6%
The following is a reconciliation of diluted EPS to adjusted EPS:

	Quarter Ended
	May 4, 2024	April 29, 2023
Diluted EPS	($0.24)	($1.27)
Canada wind-down costs	—	1.92
Income tax impact on adjustments[1]	—	(0.58)
Adjusted EPS	($0.24)	$0.07
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores and Nordstrom Local. Nordstrom also included Canada operations prior to March 2, 2023, inclusive of Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores and ASOS | Nordstrom prior to December 2023. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the first quarter of 2024, compared with the first quarter of 2023:

	Quarter Ended
	May 4, 2024	April 29, 2023
Net sales:
Nordstrom	$2,040	$2,027
Nordstrom Rack	1,181	1,037
Total net sales	$3,221	$3,064

Net sales increase (decrease):
Nordstrom	0.6%	(11.4%)
Nordstrom Rack	13.8%	(11.9%)
Total Company	5.1%	(11.6%)

Digital sales as % of total net sales[1]	34%	36%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time.
Beginning in the second quarter of 2023, the Adjusted ROIC calculation was updated to exclude certain items that we do not consider representative of our core operating performance. Refer to non-operating related adjustments included within adjusted net operating profit after tax and adjusted average invested capital. Prior periods have been modified to conform with current period presentation.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	May 4, 2024	April 29, 2023
Net earnings	$299	$20
Income tax expense (benefit)	86	(8)
Interest expense	138	138
Earnings before interest and income tax expense	523	150

Operating lease interest[1]	87	85
Non-operating related adjustments[2]	7	387
Adjusted net operating profit	617	622
Adjusted estimated income tax expense[3]	(151)	(164)
Adjusted net operating profit after tax	$466	$458

Average total assets	$8,712	$9,061
Average noncurrent deferred property incentives in excess of operating lease right-of-use (ROU) assets[4]	(147)	(188)
Average non-interest bearing current liabilities	(2,986)	(3,203)
Non-operating related adjustments[5]	98	122
Adjusted average invested capital	$5,677	$5,792

Return on assets	3.4%	0.2%
Adjusted ROIC	8.2%	7.9%
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Non-operating related adjustments primarily included a supply chain asset impairment and related charge for the four quarters ended May 4, 2024, as well as the wind-down of our Canadian operations for the four quarters ended May 4, 2024 and April 29, 2023. See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2023 Annual Report, for detailed information on certain non-operating related adjustments.
3 Adjusted estimated income tax expense is calculated by multiplying the adjusted net operating profit by the adjusted effective tax rate (which removes the impact of non-operating related adjustments) for the trailing twelve-month periods ended May 4, 2024 and April 29, 2023. The adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted earnings before income taxes for the same trailing twelve-month periods.
4 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Condensed Consolidated Balance Sheets. The current and noncurrent amounts are used to reduce average total assets above, as this better reflects how we manage our business.
5 Non-operating related adjustments primarily relate to the wind-down of our Canadian operations for the trailing twelve-month periods ended May 4, 2024 and April 29, 2023.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with the updates in our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

May 4, 2024
Debt	$2,614
Operating lease liabilities	1,624
Adjusted debt	$4,238

Four Quarters Ended May 4, 2024
Net earnings	$299
Income tax expense	86
Interest expense, net	104
Earnings before interest and income taxes	489

Depreciation and amortization expenses	594
Operating lease cost[1]	282
Amortization of developer reimbursements[2]	67
Other Revolver covenant adjustments[3]	41
Adjusted EBITDAR	$1,473

Debt to Net Earnings	8.7
Adjusted debt to EBITDAR	2.9
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended May 4, 2024, other Revolver covenant adjustments primarily included interest income and a supply chain asset impairment and related charge, partially offset by Canada wind-down adjustments. See our 2023 Annual Report for detailed information on certain non-operating related adjustments.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	May 4, 2024	April 29, 2023
Net cash provided by operating activities	$139	$16
Capital expenditures	(91)	(106)
Change in cash book overdrafts	23	29
Free Cash Flow	$71	($61)

INVESTOR CONTACT:	James Duies
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com